    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       PINNACLE FINANCIAL PARTNERS, INC.
                 (Name of Small Business Issuer in its Charter)

          TENNESSEE                        6021                    62-182853
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

  SUITE 306, 3401 WEST END AVENUE, NASHVILLE, TENNESSEE 37203, (615) 250-1800
         (Address, and telephone number of principal executive offices)

      THE COMMERCE CENTER, 211 COMMERCE STREET, NASHVILLE, TENNESSEE 37201 (Address of principal place of business or intended principal place of business)

                                M. TERRY TURNER
                       PINNACLE FINANCIAL PARTNERS, INC.
                                   SUITE 306
                              3401 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203
                                 (615) 250-1800
                    (Name, address, and telephone number, of
                               agent for service)

                           --------------------------

                                   COPIES TO:

       KATHRYN L. KNUDSON, ESQ.                            RALPH W. DAVIS, ESQ.
POWELL, GOLDSTEIN, FRAZER & MURPHY LLP              WALLER LANSDEN DORTCH & DAVIS, PLLC
191 PEACHTREE STREET, N.E., 16TH FLOOR                     NASHVILLE CITY CENTER
        ATLANTA, GEORGIA 30303                         511 UNION STREET, SUITE 2100
            (404) 572-6952                            NASHVILLE, TENNESSEE 37219-1760
                                                              (615) 252-2481

    Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-38018

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED              UNIT                 PRICE          REGISTRATION FEE
Common stock, $1.00 par value......      178,500(1)             $10.00             $1,785,000             $472(2)

(1) Includes 18,500 shares to cover over-allotments, if any, pursuant to the over-allotment option granted to the underwriters.

(2) Included in the registration fee for Registration Statement 333-38018, which was previously paid.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INCORPORATION BY REFERENCE OF REGISTRATION STATEMENT ON FORM SB-2, REGISTRATION
  NO. 333-38018

    Pinnacle Financial Partners, Inc. (the "Company") hereby incorporates by reference into this Registration Statement on Form SB-2 in its entirety the Registration Statement on Form SB-2 (Registration No. 333-38018) declared effective on August 17, 2000 by the Securities and Exchange Commission (the "Commission"), including each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated by reference therein.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 17, 2000.

                                                       PINNACLE FINANCIAL PARTNERS, INC.

                                                       By:             /s/ M. TERRY TURNER
                                                            -----------------------------------------
                                                                         M. Terry Turner
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                /s/ SUE R. ATKINSON+                   Director
     -------------------------------------------                                       August 17, 2000
                   Sue R. Atkinson

              /s/ COLLEEN CONWAY-WELCH+                Director
     -------------------------------------------                                       August 17, 2000
                Colleen Conway-Welch

                /s/ CLAY T. JACKSON+                   Director
     -------------------------------------------                                       August 17, 2000
                   Clay T. Jackson

              /s/ JOHN E. MAUPIN, JR.+                 Director
     -------------------------------------------                                       August 17, 2000
                 John E. Maupin, Jr.

             /s/ ROBERT A. MCCABE, JR.+                Chairman of the Board of
     -------------------------------------------         Directors                     August 17, 2000
                Robert A. Mccabe, Jr.

            /s/ ROBERT E. MCNEILLY, JR.+               Director
     -------------------------------------------                                       August 17, 2000
               Robert E. Mcneilly, Jr.

                 /s/ DALE W. POLLEY+                   Director
     -------------------------------------------                                       August 17, 2000
                   Dale W. Polley

                 /s/ HUGH M. QUEENER                   Executive Vice President,
     -------------------------------------------         Chief Administrative Officer  August 17, 2000
                   Hugh M. Queener                       **

               /s/ JAMES L. SHAUB, II+                 Director
     -------------------------------------------                                       August 17, 2000
                 James L. Shaub, II

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
              /s/ REESE L. SMITH, III+                 Director
     -------------------------------------------                                       August 17, 2000
                 Reese L. Smith, III

                 /s/ M. TERRY TURNER                   President, Chief Executive
     -------------------------------------------         Officer, and Director*        August 17, 2000
                   M. Terry Turner

------------------------

*   Principal executive officer.

**  Principal financial and accounting officer.

+                    /s/ M. TERRY TURNER
            --------------------------------------
                       M. Terry Turner
                       ATTORNEY-IN-FACT